Exhibit 99.1

BioVie Issues Letter to Shareholders

●	Positive preliminary data from investigator-sponsored Phase 2 Alzheimer’s trial show high proportion of responders and level of cognitive improvements seen for NE3107 confirm NE3107’s status as one of the most promising candidates in the Alzheimer’s space

●	Potentially pivotal Phase 3 trial for NE3107 in Alzheimer’s has enrolled over half the targeted patients and is on track to readout mid-2023

●	Early and preliminary evidence in Phase 2 Parkinson’s trial for NE3107 may suggest findings consistent with that previously seen in non-human primates and should readout before year-end 2022

●	Three significant data readouts expected over the next 12 months

Carson City, NV, October 4, 2022 – BioVie Inc., (NASDAQ: BIVI) (“BioVie” or the “Company”) a clinical-stage company developing innovative drug therapies for the treatment of advanced liver disease and neurological and neurodegenerative disorders, today issued the following letter shareholders:

Dear shareholders,

We are very excited about the data from an exploratory study we supported and hope that it will set the stage for what we may see in the Phase 3 trial for NE3107 in mild- to moderate-Alzheimer’s Disease (AD) patients that should read out in mid-2023. Thus, I’ve prepared this shareholders’ letter to explain our excitement and to provide updates on our other programs.

In short, the preliminary data from this study suggests that 82% of MCI and mild AD patients treated with NE3107 over 3 months improved their cognition (as measured by a modified ADAS-Cog12 score). The mean improvement was -2.6 points (p=0.0046) for all MCI and mild AD patients and -3.5 points (p=0.0004) among the 82% responders. We believe these results, and in particular this level of improvement, confirm NE3107’s status as one of the most promising agents in development for AD.

The company financially supported and supplied drug product for an Investigator-Sponsored Phase 2 exploratory biomarker study led by Dr. Sheldon Jordan, founder of the Regenesis Project, to explore NE3107’s impact on inflammation and insulin resistance and how it may affect other biomarkers of interest to the AD research community. NE3107 was administered by an expert neurologist in a “real world” clinical setting to individuals with documented ongoing memory deficits despite medical intervention. This study has been completed, and initial topline results have been released.

BioVie has always held – and the data from thousands of publications suggest – that Alzheimer’s disease pathology is driven by multiple factors. The AD research community has focused on Amyloid Beta (Ab) and phospho-tau (p-tau) for decades, but few Ab and p-tau agents have been shown to have significant impact on cognition. We believe that focusing on any single factor such as Ab and p-tau is insufficient, and that dysregulation in the AD brain is driven by inflammation, insulin resistance, metabolic dyshomeostasis, oxidative stress, and other factors in addition to Ab and p-tau. The common thread among all these factors is neuroinflammation, which is initiated by TNFα. Preclinical and clinical trials have shown that NE3107 modulates the production of TNFα – the major regulator of inflammation – and reduces insulin resistance. This recently completed exploratory biomarker study provides the first glimpse into how the reduction of inflammation and insulin resistance correlates with improvements in cognition, blood flow and metabolism in the brain for some patients, and Ab and p-tau.

You may recall that NE3107 was first brought to the clinic as an anti-inflammatory type 2 diabetes treatment. Phase 1 and 2 trials showed that NE3107 decreased insulin resistance, postprandial glucose and HbA1c compared to placebo – a profile you would want for a potential diabetes drug. Interestingly, patients treated with NE3107 also saw decreased systems dysregulation of inflammatory, hematopoietic and metabolic parameters compared to placebo. Subsequently, others published that this type of inflammation-driven systems dysregulation that NE3107 modulated is associated with Alzheimer’s. Since NE3107’s mechanism of action (MOA) was not fully understood at the time, we couldn’t fully explain why this was observed. Lastly, treated patients showed no differences in adverse events compared to placebo, suggestive of an acceptable safety profile.

Through additional research, we came to learn that NE3107 has a very unique and unexpected MOA. It turns out that NE3107 modulates the activation of the extracellular regulated kinase (ERK) into its active form (called p-ERK), thereby interfering with p-ERK’s activation of inflammatory nuclear factor kappa B (NFkB). Reduced activation of NFkB leads to the reduced production of TNFα. Once our team figured out NE3107’s MOA, we realized that NE3107 potentially plays a critical role in modulating the inflammatory process at a critical juncture right before the production of TNFα and thus has the potential to disrupt the proinflammatory cascade in AD and dementia. With this understanding, the company pivoted from diabetes to Alzheimer’s.

The recently completed open label trial enrolled 23 patients – 17 of whom are considered to have mild cognitive impairment or mild Alzheimer’s while 6 have moderate AD as measured by their Mini Mental State Examination (MMSE) score. The trial used advanced imaging techniques and examined cerebrospinal fluid and blood biomarkers to compare what happened to patients before and after 3 months of treatment with NE3107. I must stress this is a small open label study, thus it cannot detect the magnitude of the placebo effect as a double-blinded, placebo-controlled trial could. But we are encouraged by the totality of the preliminary data and summarize the findings below.

●	The investigator found that the majority of patients (especially those considered to have MCI or mild AD) saw improvements in cognition as measured by a modified ADAS-Cog12 score and daily function as measured by the Global Rating of Change;

We are encouraged by the data showing that 82% of MCI and mild AD patients had improvements in their modified ADAS-Cog12 score, with a mean improvement of -2.6 points (p=0.0046) or roughly 25% improvement from baseline (p=0.0026). Among this group of the 82% responders, the mean improvement was -3.5 points (p=0.0004) on the ADAS-Cog12 scale. An improvement is represented by a lower disease score while a decline is represented by a higher score.

While it is difficult to make direct comparisons between NE3107’s impact on ADAS-Cog to other agents due to differing study designs, treatment durations and patient populations, the proportion of responders and level of improvements seen for NE3107 in this trial demonstrate that NE3107 shows great potential. For some perspective, below are summaries of the results of the most recent clinical studies for Alzheimer’s disease.

–	Cassava Sciences reported that 63% of 100 patients treated with 100 mg simufilam in an open label study improved on the ADAS-Cog11 after 12 months with a mean improvement for the overall population of -1.5 points (p<0.05).[1]

–	Annovis reported that patients treated with Posiphen improved on the ADAS-Cog11 by -4.4 points (p<0.05) over 25 days compared to placebo patients improving by -1.1 points in a study with 14 patients.[2]

–	T3D Therapeutics reported that a pool of patients treated with either 15mg, 30mg, or 45mg of T3D-959 or placebo improved by approximately -0.5 points on the ADAS-Cog11 scale over 24 weeks in a study of 256 patients evaluating 3 different dosing levels.[3]

–	Biogen’s aducanumab was approved based on its ability to slow the decline of cognition (not improve cognition). Over 78 weeks, placebo patients saw a decline of +5.2 points on the ADAS-Cog13 scale whereas patients treated with aducanumab saw a slowing of decline of 11% to 27% (i.e., ADAS-Cog13 scores declined +3.8 to +4.6 points). Additionally, Biogen and partner Eisai recently announced that lecanemab slowed the clinical decline by -0.45 points on the Clinical Dementia Rating-Sum of Boxes (CDR-SB) at 18 months. This represents a 27% slowing of decline compared to placebo.[4]

[1]	Cassava Corporate Presentation – September 13, 2022

[2]	Maccecchini. Positive clinical outcomes of Posiphen in two Phase 2a studies - Alzheimer's Disease and Parkinson's Disease presented at the 2022 International Conference on Alzheimer’s and Parkinson’s Diseases

[3]	Didsbury. Drug Development Approach and Mechanism of Action of T3D-959. Presented at AAIC 2022

[4]	Haeberlein et al. J Prev Alzheimers Dis 9, 197–210 (2022) and Biogen’s presentation: EMERGE and ENGAGE Topline Results: Two Phase 3 EMERGE and ENGAGE Topline Results: Two Phase 3 Studies to Evaluate Aducanumab in Patients with Early Alzheimer’s Disease. Biogen September 27, 2022 press release.

●	More than 60% saw reductions in TNFα, which is a marker for inflammation, and this TNFα change is highly correlated with the improvement in cognition:

●	More than 60% of patients saw an improvement in the ratio of p-tau to Ab in their cerebrospinal fluid. This ratio has been shown by the Mayo Clinic and others to be predictive of the patient’s PET amyloid status (i.e., reduction in brain amyloid burden)[5]; and

●	Early readings of imaging data suggest increased blood flow and reduced oxidative stress in the brain in a manner that is consistent with NE3107’s MOA.

Although additional randomized, controlled studies are required to draw clinically meaningful conclusions, when the data is taken in its totality, it suggests that certain changes may be taking place in the brain that are consistent with NE3107’s mechanism of action and are unlikely to be accounted for by placebo effects.

All of this gives us encouraging signs of what we will hopefully see from our Phase 3 in AD that is expected to read out mid-2023.

You can watch and download the full presentation of the initial findings at: https://bioviepharma.com/topline-results/. Further hypothesis testing and data analysis continue, and all findings will be presented by the Principal Investigator and his team at the Clinical Trial in Alzheimer’s Disease (CTAD) annual conference, to be held in San Francisco, CA November 29-December 2, 2022

[5]	Campbell et al. Alzheimers Dement (Amst). 2021; 13(1): e12190

We also have three other trials underway that should read out over the next 12 months:

●	Our Phase 2 for Parkinson’s should be fully enrolled in the next couple of months and read out by the end of 2022. This is primarily a drug-drug interaction study with levodopa, but we augmented the design to see if the additional “on time” without dyskinesia we saw in animals can be detected in man. Based on the blinded data from patients who have completed 28 days of treatment, we are appreciating early and preliminary evidence which may suggest findings consistent with what we have previously seen in non-human primate studies.

●	Our Phase 3 for Alzheimer’s has enrolled more than half of the targeted 316 patients and should read out mid-2023 unless a sample size adjustment is recommended by the DSMB later this year. The data readout would then be delayed by roughly three months should we expand enrollment up to 400 patients.

●	Our Phase 2b trial for BIV201 for refractory ascites and our target patient base has been especially impacted by Covid-19. Thus, the trial has been much slower to enroll than planned, extending the anticipated topline data readout to roughly mid-2023.

Overall, we are very excited with the progress of our clinical programs and the progress towards the potential of advancing meaningful therapies for our patient communities. We expect to provide two significant data updates later this year: 1) the full data presentations from the investigator-sponsored exploratory biomarker study at CTAD; and 2) topline data readout from the Parkinson’s Phase 2 before year-end. We are also looking forward to an exciting 2023 as we finalize the Alzheimer’s Phase 3 and the ascites Phase 2b, both of which are expected roughly mid-year.

I hope you share our enthusiasm for how the programs are advancing and the potential for exciting catalysts over the next year. We thank you for your support.

Cuong Do

President & Chief Executive Officer

About BioVie

BioVie Inc. (NASDAQ: BIVI) is a clinical-stage company developing innovative therapies to overcome unmet medical needs in chronic debilitating conditions. In neurodegenerative disease, the Company’s drug candidate NE3107 inhibits inflammatory activation of ERK and NFkB (e.g., TNF signaling) that leads to neuroinflammation and insulin resistance, but not their homeostatic functions (e.g., insulin signaling and neuron growth and survival). Both are drivers of Alzheimer’s and Parkinson’s diseases. The Company is conducting a potentially pivotal Phase 3 randomized, double blind, placebo controlled, parallel group, multicenter study to evaluate NE3107 in patients who have mild to moderate Alzheimer's disease (NCT04669028) and is targeting primary completion in mid-2023. An estimated six million Americans suffer from Alzheimer’s. A Phase 2 study of NE3107 in Parkinson’s disease (NCT05083260) is enrolling patients and expects to have topline data readout by the end of 2022. In liver disease, the Company’s Orphan drug candidate BIV201 (continuous infusion terlipressin), with FDA Fast Track status, is being evaluated in a US Phase 2b study for the treatment of refractory ascites due to liver cirrhosis with top-line results anticipated in mid-2023. BIV201 is administered as a patent-pending liquid formulation. The active agent is approved in about 40 countries for related complications of advanced liver cirrhosis but is not available in the US or Japan. For more information, visit http://www.bioviepharma.com/.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although BioVie Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein due to the Company's ability to successfully raise sufficient capital on reasonable terms or at all, available cash on hand and contractual and statutory limitations that could impair our ability to pay future dividends, our ability to complete our pre-clinical or clinical studies and to obtain approval for our product candidates, to successfully defend potential future litigation, changes in local or national economic conditions as well as various additional risks, many of which are now unknown and generally out of the Company's control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. BioVie Inc. does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

For Investor Relations Inquiries:

Contact:

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Managing Director

LifeSci Advisors, LLC

bmackle@lifesciadvisors.com